UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Acadia Healthcare Company, Inc.

(Name of issuer)

Common Stock, par value $0.01

(Title of class of securities)

00404A109

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 00404A109	Page 2 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 6,177,446 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 6,177,446 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 6,177,446 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 19.2% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the prospectus of Acadia Healthcare Company, Inc. (the “Company”) filed on December 27, 2011, relating to the exchange of the Company’s 12.875% Senior Notes due 2018 and related guarantees (the “Exchange Offer Prospectus”).

SCHEDULE 13G

CUSIP No. 00404A109	Page 3 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners QP II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 4,838,981 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 4,838,981 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 4,838,981 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 15.0% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 4 of 49 Pages

(1)	Names of reporting persons Reeve B. Waud 2011 Family Trust
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Illinois
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 842,217 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 842,217 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 842,217 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.6% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 5 of 49 Pages

(1)	Names of reporting persons Waud Family Partners, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 93,580 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 93,580 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 93,580 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.3% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 6 of 49 Pages

(1)	Names of reporting persons WCP FIF II (Acadia), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 738,513 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 738,513 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 738,513 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.3% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 7 of 49 Pages

(1)	Names of reporting persons Waud Capital Affiliates II, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 756,365 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 756,365 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 756,365 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.3% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 8 of 49 Pages

(1)	Names of reporting persons Waud Capital Affiliates III, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 388,167 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 388,167 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 388,167 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.2% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 9 of 49 Pages

(1)	Names of reporting persons WCP FIF III (Acadia), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,054,368 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,054,368 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,054,368 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.3% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 10 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners QP III, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,402,453 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 2,402,453 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 2,402,453 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.5% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 11 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners III, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 424,848 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 424,848 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 424,848 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.3% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 12 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners Management II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 12,511,305 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 12,511,305 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 12,511,305 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 38.9% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 13 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners II, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 12,511,305 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 12,511,305 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 12,511,305 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 38.9% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 14 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners Management III, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 4,269,836 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 4,269,836 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 4,269,836 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 13.3% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 15 of 49 Pages

(1)	Names of reporting persons Waud Capital Partners III, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 4,269,836 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 4,269,836 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 4,269,836 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 13.3% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 16 of 49 Pages

(1)	Names of reporting persons Reeve B. Waud
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 18,083,604 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 18,083,604 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 18,083,604 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 56.2% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 17 of 49 Pages

(1)	Names of reporting persons Joey A. Jacobs
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,345,139 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,345,139 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,345,139 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 4.2% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 18 of 49 Pages

(1)	Names of reporting persons Joey A. Jacobs 2011 Grantor Retained Annuity Trust (Acadia)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,184,623 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,184,623 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,184,623 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.7% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 19 of 49 Pages

(1)	Names of reporting persons William Brent Turner
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 361,402 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 361,402 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 361,402 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.1% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 20 of 49 Pages

(1)	Names of reporting persons William Brent Turner 2011 Grantor Retained Annuity Trust
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 236,925 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 236,925 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 236,925 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.7% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 21 of 49 Pages

(1)	Names of reporting persons Norman K. Carter, III
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 322,572 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 322,572 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 322,572 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.0% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 22 of 49 Pages

(1)	Names of reporting persons Ron Fincher
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 307,319 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 307,319 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 307,319 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.0% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 23 of 49 Pages

(1)	Names of reporting persons Ron Fincher 2011 Grantor Retained Annuity Trust
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 177,694 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 177,694 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 177,694 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.6% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 24 of 49 Pages

(1)	Names of reporting persons Jack E. Polson
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 302,171 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 302,171 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 302,171 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.9% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 25 of 49 Pages

(1)	Names of reporting persons Christopher L. Howard
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 302,171 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 302,171 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 302,171 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.9% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 26 of 49 Pages

(1)	Names of reporting persons Danny Carpenter
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 97,842 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 97,842 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 97,842 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.3% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 27 of 49 Pages

(1)	Names of reporting persons Karen Prince
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 254,297 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 254,297 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 254,297 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.8% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 28 of 49 Pages

(1)	Names of reporting persons Robert Swinson
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 114,628 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 114,628 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 114,628 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.4% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 29 of 49 Pages

(1)	Names of reporting persons Fred T. Dodd
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 105,739 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 105,739 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 105,739 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.3% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 30 of 49 Pages

(1)	Names of reporting persons Gary A. Mecklenburg
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 5,934 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 5,934 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 5,934 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

CUSIP No. 00404A109	Page 31 of 49 Pages

(1)	Names of reporting persons Randall P. Goldberg
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 11,317 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 11,317 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 11,317 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon an estimated 32,191,936 shares outstanding as of December 20, 2011, as disclosed in the Exchange Offer Prospectus.

SCHEDULE 13G

Page 32 of 49 Pages

Item 1(a)	Name of Issuer:

Acadia Healthcare Company, Inc. (the “Company”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive offices are at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act: (i) Waud Capital Partners II, L.P. (“WCP II”); (ii) Waud Capital Partners QP II, L.P. (“Waud QP II”); (iii) the Reeve B. Waud 2011 Family Trust (the “Waud Family Trust”); (iv) Waud Family Partners, L.P. (“WFP LP”); (v) WCP FIF II (Acadia), L.P. (“WCP FIF II”); (vi) Waud Capital Affiliates II, L.L.C. (“Waud Affiliates II”); (vii) Waud Capital Affiliates III, L.L.C. (“Waud Affiliates III”); (viii) WCP FIF III (Acadia), L.P. (“WCP FIF III”); (ix) Waud Capital Partners QP III, L.P. (“Waud QP III”); (x) Waud Capital Partners III, L.P. (“WCP III”); (xi) Reeve B. Waud; (xii) Waud Capital Partners Management II, L.P. (“WCPM II”); (xiii) Waud Capital Partners II, L.L.C. (“Waud II LLC”); (xiv) Waud Capital Partners Management III, L.P. (“WCPM III”); (xv) Waud Capital Partners III, L.L.C. (“Waud III LLC”); (xvi) Joey A. Jacobs; (xvii) the Joey A. Jacobs 2011 Grantor Retained Annuity Trust (Acadia) (the “Jacobs Family Trust”); (xviii) William Brent Turner; (xix) the William Brent Turner 2011 Grantor Retained Annuity Trust (the “Turner Family Trust”); (xx) Norman K. Carter, III; (xxi) Ron Fincher; (xxii) the Ron Fincher 2011 Grantor Retained Annuity Trust (the “Fincher Family Trust”); (xxiii) Jack E. Polson; (xxiv) Christopher L. Howard; (xxv) Danny Carpenter; (xxvi) Karen Prince; (xxvii) Robert Swinson; (xxviii) Fred T. Dodd, (xxix) Gary A. Mecklenburg; and (xxx) Randall P. Goldberg (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2012, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Exchange Act of 1934 (as amended, the “Act”).

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the following Reporting Persons is c/o Waud Capital Partners, L.L.C., 300 N. LaSalle Street, Suite 4900, Chicago, Illinois 60654: WCP II; Waud QP II; the Waud Family Trust; WFP LP; WCP FIF II; Waud Affiliates II; Waud Affiliates III; WCP FIF III; Waud QP III; WCP III; Mr. Waud; WCPM II; Waud II LLC; WCPM III; Waud III LLC; and Mr. Mecklenburg.

SCHEDULE 13G

Page 33 of 49 Pages

The address of the principal business office of the other Reporting Persons is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067.

Item 2(c)	Citizenship:

WCP II, Waud QP II, WFP LP, WCP FIF II, Waud Affiliates II, Waud Affiliates III, WCP FIF III, Waud QP III, WCP III, WCPM II, Waud II LLC, WCPM III and Waud III LLC were organized under the laws of the State of Delaware.

The Waud Family Trust was organized under the laws of the State of Illinois.

The Jacobs Family Trust, the Turner Family Trust and the Fincher Family Trust were organized under the laws of the State of Tennessee.

Messrs. Waud, Turner, Carter, Fincher, Polson, Howard, Carpenter, Swinson, Dodd, Mecklenburg and Goldberg and Ms. Prince are citizens of the United States.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

Item 2(e)	CUSIP Number:

00404A109

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h) ☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

SCHEDULE 13G

Page 34 of 49 Pages

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) ☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned: In the aggregate, the Reporting Persons beneficially own 18,083,604 shares of Common Stock. 14,559,007 of the reported shares of Common Stock (the “Waud Shares”) are owned of record as follows: (i) 2,646,915 shares by WCP II; (ii) 4,838,981 shares by Waud QP II; (iii) 842,217 shares by the Waud Family Trust; (iv) 93,580 shares by WFP LP; (v) 738,513 shares by WCP FIF II; (vi) 756,365 shares by Waud Affiliates II; (vii) 388,167 shares by Waud Affiliates III; (viii) 1,054,368 shares by WCP FIF III; (ix) 2,402,453 shares by Waud QP III; (x) 424,848 shares by WCP III; (xi) 333,333 shares by Mr. Waud; (xii) 33,333 shares by Melissa W. Waud, Mr. Waud’s wife; and (xiii) 5,934 shares by Mr. Mecklenburg. WCPM II, as the general partner of WCP II, Waud QP II and WCP FIF II and the manager of Waud Affiliates II, and Waud II LLC, as the general partner of WCPM II, may be deemed to share beneficial ownership of the shares held of record by such Reporting Person(s). WCPM III, as the general partner of WCP FIF III, Waud QP III and WCP III and the manager of Waud Affiliates III, and Waud III LLC, as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares of Common Stock held of record by such Reporting Person(s). Mr. Waud may be deemed to beneficially own the Waud Shares by virtue of his (A) making decisions for the limited partner committee of each of WCPM II and WCPM III, (B) being the manager of Waud II LLC and Waud III LLC and WFP LP, (C) being the investment advisor of the Waud Family Trust and (D) being married to Ms. Waud.

In connection with the Company’s acquisition of PHC, Inc., Waud Capital Partners, L.L.C. (“Waud Capital Partners”) and certain of its affiliates entered into a stockholders agreement (the “Stockholders Agreement”) with the Company and certain members of the Company’s management. The members of the Company’s management party to the Stockholders Agreement granted WCP II a proxy to vote their shares in connection with the election and removal of directors and certain other matters in the manner directed by the holders of a majority of the stock held by Waud Capital Partners. As a result of the foregoing, WCP II, WCPM II, Waud II LLC and Mr. Waud may also be deemed to share beneficial ownership of the remaining 3,524,597 of the reported shares of Common Stock held by the members of Acadia’s management that have granted Waud Capital Partners a

SCHEDULE 13G

Page 35 of 49 Pages

proxy pursuant to the Stockholders Agreement (the “Acadia Management Shares”). The Acadia Management Shares are owned of record as follows: (1) 160,516 shares by Mr. Jacobs, (2) 1,184,623 shares by the Jacobs Family Trust, (3) 124,477 shares by Mr. Turner, (4) 236,925 shares by the Turner Family Trust, (5) 322,572 shares by Mr. Carter, (6) 129,625 shares by Mr. Fincher, (7) 177,694 shares by the Fincher Family Trust, (8) 302,171 shares by Mr. Polson, (9) 302,171 shares by Mr. Howard, (10) 97,842 shares by Mr. Carpenter, (11) 254,297 shares by Ms. Prince, (12) 114,628 shares by Mr. Swinson, (13) 105,739 shares by Mr. Dodd and (14) 11,317 shares by Mr. Goldberg.

As the trustee of the Jacobs Family Trust, Mr. Jacobs may be deemed to beneficially own the Acadia Management Shares owned of record by the Jacobs Family Trust. As the trustee of the Turner Family Trust, Mr. Turner may be deemed to beneficially own the Acadia Management Shares owned of record by the Turner Family Trust. As the trustee of the Fincher Family Trust, Mr. Fincher may be deemed to beneficially own the Acadia Management Shares owned of record by the Fincher Family Trust.

(b)	Percent of class: In the aggregate, the Reporting Persons beneficially own 18,083,604 shares of the Common Stock, or 56.2% of the total number of shares of Common Stock outstanding.

All percentages calculated in this Schedule 13G are based upon an estimated 32,191,936 shares of Common Stock outstanding as of December 20, 2011, as disclosed in the Company’s prospectus filed on December 27, 2011, relating to the exchange of the Company’s 12.875% Senior Notes due 2018 and related guarantees.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Item 5 on the cover pages hereto.

(ii)	shared power to vote or to direct the vote: See Item 6 on the cover pages hereto.

(iii)	sole power to dispose or to direct the disposition of: See Item 7 on the cover pages hereto.

(iv)	shared power to dispose or to direct the disposition of: See Item 8 on the cover pages hereto.

Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person, except WCP II with respect to the Acadia Management Shares over which it has a proxy. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

SCHEDULE 13G

Page 36 of 49 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

See Items 2(a) — 2(c).

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable.

SCHEDULE 13G

Page 37 of 49 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs

By:	/s/ William Brent Turner
Name:	William Brent Turner

By:	/s/ Norman K. Carter, III
Name:	Norman K. Carter, III

By:	/s/ Ron Fincher
Name:	Ron Fincher

By:	/s/ Jack E. Polson
Name:	Jack E. Polson

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard

By:	/s/ Danny Carpenter
Name:	Danny Carpenter

By:	/s/ Karen Prince
Name:	Karen Prince

By:	/s/ Robert Swinson
Name:	Robert Swinson

By:	/s/ Fred T. Dodd
Name:	Fred T. Dodd

By:	/s/ Gary A. Mecklenburg
Name:	Gary A. Mecklenburg

By:	/s/ Randall P. Goldberg
Name:	Randall P. Goldberg

SCHEDULE 13G

Page 38 of 49 Pages

WAUD CAPITAL PARTNERS II, L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS QP II, L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WCP FIF II (ACADIA), L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

SCHEDULE 13G

Page 39 of 49 Pages

WAUD CAPITAL PARTNERS MANAGEMENT II, L.P.

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS II, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS MANAGEMENT III, L.P.

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS III, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

SCHEDULE 13G

Page 40 of 49 Pages

WAUD CAPITAL PARTNERS III, L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS QP III, L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WCP FIF III (ACADIA), L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

SCHEDULE 13G

Page 41 of 49 Pages

WAUD CAPITAL AFFILIATES II, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL AFFILIATES III, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD FAMILY PARTNERS, L.P.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	General Partner

REEVE B. WAUD 2011 FAMILY TRUST

By:	/s/ Cornelius B. Waud
Name:	Cornelius B. Waud
Its:	Trustee

SCHEDULE 13G

Page 42 of 49 Pages

JOEY A. JACOBS 2011 GRANTOR RETAINED ANNUITY TRUST (ACADIA)

By:	/s/ Joey A. Jacobs
Name: Joey A. Jacobs Its: Trustee

WILLIAM BRENT TURNER 2011 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ William Brent Turner
Name: William Brent Turner Its: Trustee

RON FINCHER 2011 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Ron Fincher
Name: Ron Fincher Its: Trustee

SCHEDULE 13G

Page 43 of 49 Pages

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Acadia Healthcare Company, Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2012

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud

By:	/s/ Joey A. Jacobs
Name: Joey A. Jacobs

By:	/s/ William Brent Turner
Name: William Brent Turner

By:	/s/ Norman K. Carter, III
Name: Norman K. Carter, III

By:	/s/ Ron Fincher
Name: Ron Fincher

By:	/s/ Jack E. Polson
Name: Jack E. Polson

By:	/s/ Christopher L. Howard
Name: Christopher L. Howard

SCHEDULE 13G

Page 44 of 49 Pages

By:	/s/ Danny Carpenter
Name: Danny Carpenter

By:	/s/ Karen Prince
Name: Karen Prince

By:	/s/ Robert Swinson
Name: Robert Swinson

By:	/s/ Fred T. Dodd
Name: Fred T. Dodd

By:	/s/ Gary A. Mecklenburg
Name: Gary A. Mecklenburg

By:	/s/ Randall P. Goldberg
Name: Randall P. Goldberg

[Signature Page to Joint Filing Agreement]

SCHEDULE 13G

Page 45 of 49 Pages

WAUD CAPITAL PARTNERS II, L.P.

By: Waud Capital Partners Management II, L.P.
Its: General Partner

By: Waud Capital Partners II, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Its: Authorized Signatory

WAUD CAPITAL PARTNERS QP II, L.P.

By: Waud Capital Partners Management II, L.P.
Its: General Partner

By: Waud Capital Partners II, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Its: Authorized Signatory

WCP FIF II (ACADIA), L.P.

By: Waud Capital Partners Management II, L.P.
Its: General Partner

By: Waud Capital Partners II, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Its: Authorized Signatory

[Signature Page to Joint Filing Agreement]

SCHEDULE 13G

Page 46 of 49 Pages

WAUD CAPITAL PARTNERS MANAGEMENT II, L.P.

By: Waud Capital Partners II, L.L.C. Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Its: Authorized Signatory

WAUD CAPITAL PARTNERS II, L.L.C.

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud
Its: Authorized Signatory

WAUD CAPITAL PARTNERS MANAGEMENT III, L.P.

By: Waud Capital Partners III, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud Its: Authorized Signatory

WAUD CAPITAL PARTNERS III, L.L.C.

By:	/s/ Reeve B. Waud
Name: Reeve B. Waud Its: Authorized Signatory

[Signature Page to Joint Filing Agreement]

SCHEDULE 13G

Page 47 of 49 Pages

WAUD CAPITAL PARTNERS III, L.P.

By: Waud Capital Partners Management III, L.P. Its: General Partner

By: Waud Capital Partners III, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS QP III, L.P.

By: Waud Capital Partners Management III, L.P.
Its: General Partner

By: Waud Capital Partners III, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WCP FIF III (ACADIA), L.P.

By: Waud Capital Partners Management III, L.P.
Its: General Partner

By: Waud Capital Partners III, L.L.C.
Its: General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

[Signature Page to Joint Filing Agreement]

SCHEDULE 13G

Page 48 of 49 Pages

WAUD CAPITAL AFFILIATES II, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL AFFILIATES III, L.L.C.
By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD FAMILY PARTNERS, L.P.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	General Partner

REEVE B. WAUD 2011 FAMILY TRUST

By:	/s/ Cornelius B. Waud
Name:	Cornelius B. Waud
Its:	Trustee

[Signature Page to Joint Filing Agreement]

SCHEDULE 13G

Page 49 of 49 Pages

JOEY A. JACOBS 2011 GRANTOR RETAINED ANNUITY TRUST (ACADIA)

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

WILLIAM BRENT TURNER 2011 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ William Brent Turner
Name:	William Brent Turner
Its:	Trustee

RON FINCHER 2011 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Ron Fincher
Name:	Ron Fincher
Its:	Trustee

[Signature Page to Joint Filing Agreement]